                                                                     Exhibit 28


                                      INDEX


Condensed Consolidated Statement of Operations
for the Six Months Ended June 30, 1996 (unaudited)............................1

Condensed Consolidated Statement of Cash Flows
for the Six Months Ended June 30, 1996 (unaudited)............................2

Notes to Condensed Consolidated Financial Statements (unaudited)..............3


                               AquaPro Corporation
                 Condensed Consolidated Statement of Operations
                   Six Months Ended June 30, 1996 (unaudited)

Revenues:
Net sales                                                  $ 1,891,390
Management fees from affiliates                                  9,000
                                                           -----------
                                                             1,900,390

Cost of products sold                                        1,613,910
Selling, general and administrative                            664,983
Impairment loss on long-lived assets                         1,019,000
                                                           -----------
Operating loss                                              (1,397,503)

Other (income) expense:
   Delta Pride Catfish, Inc. assessment                        (79,969)
   Interest expense                                           (230,170)
   Other, net                                                   27,074
                                                           -----------
                                                              (283,065)
                                                           -----------
Net loss                                                   $(1,680,568)
                                                           ===========
Net loss per common share                                  $     (0.73)
                                                           ===========
Weighted average common shares outstanding                   2,305,904
                                                           ===========



See accompanying notes to unaudited condensed consolidated financial statements.

                               AquaPro Corporation
                 Condensed Consolidated Statement of Cash Flows
                   Six Months Ended June 30, 1996 (unaudited)


Net cash used in operating activities                                 $ (564,552)

Investing activities - Purchases of property and equipment              (438,419)

Financing activities:
Net decrease in notes payable                                           (819,354)
Principal payments on long-term borrowings                              (370,576)
Proceeds from long-term borrowings                                       354,304
Proceeds from exercise of stock purchase rights                        2,137,928
Proceeds from sale of limited partnership units                            5,525
Cash distributions to partners                                          (108,516)
Retirement of partnership units                                          (26,749)
                                                                      ----------
Net cash provided by financing activities                              1,172,562
                                                                      ----------
Net increase in cash and cash equivalents                                169,591
Cash and cash equivalents at beginning of period                       1,058,545
                                                                      ----------
Cash and cash equivalents at end of period                            $1,228,136
                                                                      ==========
Supplemental cash flow information-
Interest paid                                                         $  270,980
                                                                      ==========
Non-cash financing activities-
Conversion of notes payable and long-term debt to common stock        $1,717,305
                                                                      ==========
Common stock issued to employees for future services                  $  150,000
                                                                      ==========
Conversion of long-term debt to 10.35% convertible notes payable      $  214,495
                                                                      ==========



See accompanying notes to unaudited condensed consolidated financial statements.

                               AquaPro Corporation

        Notes to Condensed Consolidated Financial Statements (Unaudited)

                         Six Months Ended June 30, 1996


1. Basis of Presentation of Unaudited Financial Statements

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the rules of the Securities and Exchange Commission. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. The results of operations are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate any prior periods. Under the new requirements for calculating earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of earnings per share is not expected to be material.

2. Merger

Effective June 30, 1997, the Company acquired the assets and assumed the liabilities of Circle Creek AquaCulture V, L.P., Circle Creek AquaCulture VI, L.P., Circle Creek AquaCulture VII, L.P., and Circle Creek AquaCulture VIII, L.P. (collectively the "Circle Creek Partnerships"). The merger has been accounted for as through it were a pooling of interests because of common control. The accompanying condensed consolidated financial statements for the six months ended June 30, 1996 have been restated to give effect to the merger. The Circle Creek Partnerships are engaged in catfish farming in the State of Mississippi and were previously managed by the Company pursuant to management agreements.

In consideration for the assets and liabilities of the Circle Creek Partnerships, the Company issued 708,926 Units and $68,582 of 7.15% Convertible Notes based upon the relative fair value of the net assets of the Company and the Circle Creek Partnerships. A unit consists of 1.6 shares of the Company's common stock and one 90-day right to purchase one share of the Company's 7.0% Series A Preferred Stock for $9.50 (the Stock Rights). Also, as part of the consolidation, the Company offered its Series A Preferred

Stock in exchange for $1,147,513 in principal amount of certain 10.35% notes of the Circle Creek Partnerships (the Investor Notes). This exchange offer commenced subsequent to June 30, 1997 and each holder of Investor Notes was offered 1.3 shares of Series A Preferred Stock for each $10 of Investor Notes. In the aggregate, approximately $900,000 of Investor Notes were exchanged 117,000 shares of Preferred Stock.

Separate revenues and net loss of the merged entities for the six months ended June 30, 1996 are as follows:

   Revenues:
       AquaPro Corporation                                        $ 1,423,528
       Circle Creek Partnerships                                    1,073,259
       Elimination of intercompany transactions                      (605,397)
                                                                  -----------
                                                                  $ 1,891,390
                                                                  ===========

   Net loss:
       AquaPro Corporation                                        $  (509,555)
       Circle Creek Partnerships                                   (1,117,097)
       Elimination of intercompany transactions                       229,149
                                                                  -----------
       Net loss, as reported                                      $(1,397,503)
                                                                  ===========

3. Improvement Loss on Long-Lived Assets

In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Live Assets and for Long-Live Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption by the Company of Statement 121 resulted in a non-cash charge of $1,019,000 from the write-down of land, ponds and improvements, buildings and goodwill to their estimated fair values. The charge represents the adjustment required to remeasure long-lived assets at the lower of the carrying amount or fair value based upon 1996 appraisals obtained from an independent appraiser in connection with the merger as described in
Note 2.




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